NEWSRELEASE

Teledyne Completes Acquisition of
Bolt Technology Corporation

THOUSAND OAKS, Calif. – November 18, 2014 – Teledyne Technologies Incorporated (NYSE:TDY) (“Teledyne”) announced today the completion of the acquisition of Bolt Technology Corporation (“Bolt”). At a special meeting of shareholders held November 17, 2014, Bolt shareholders voted to approve the adoption of the previously announced Agreement and Plan of Merger, dated September 3, 2014, by and among Teledyne, Lightning Merger Sub, Inc., a wholly-owned subsidiary of Teledyne, and Bolt.

Pursuant to the transaction, Teledyne acquired all of the outstanding common shares of Bolt for $22.00 per share payable in cash. The aggregate value for the transaction was approximately $171 million, excluding transaction costs and taking into account Bolt’s stock options and net cash as of September 30, 2014.

Since 1965, Bolt has been a leading supplier of marine seismic energy sources and replacement parts for offshore energy exploration. Bolt also develops and manufactures high-reliability underwater cables and connectors, as well as related electronic controllers, monitoring systems and other auxiliary equipment. Through its SeaBotix business, Bolt is a leading designer and manufacturer of miniature underwater remotely operated vehicles (Mini ROVs) used in maritime security, search and rescue, aquaculture, and scientific research applications.

About Teledyne Technologies
Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Contact:	Jason VanWees (805) 373-4542